Exhibit 99.1

KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $1.23 PER UNIT

Distribution 7% Higher Than Second Quarter 2011

HOUSTON, July 18, 2012 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.23 ($4.92 annualized) payable on Aug. 14, 2012, to unitholders of record as of July 31, 2012.  This represents a 7 percent increase over the second quarter 2011 cash distribution per unit of $1.15 ($4.60 annualized) and is up from $1.20 per unit ($4.80 annualized) for the first quarter of 2012.  KMP has increased the distribution 44 times since current management took over in February 1997.
Chairman and CEO Richard D. Kinder said, “KMP had a strong second quarter, as our stable and diversified assets continued to grow and produce incremental cash flow.  Our distributable cash flow increased by 13 percent versus the second quarter of 2011, and our CO2, Natural Gas Pipelines and Terminals business segments produced robust results.  Looking ahead, we believe there are multiple growth opportunities across all of our businesses related to the natural gas shale plays, growing CO2 needs in West Texas for enhanced oil recovery, increasing demand for export coal, and additional infrastructure requirements to transport products from the Canadian oilsands and to move and store natural gas liquids.  We are also excited about the growth opportunities that KMP is expected to realize from Kinder Morgan, Inc.’s acquisition of El Paso Corporation, which closed in the second quarter.  With our large footprint of assets in North America, KMP is well positioned for future growth.”
KMP reported second quarter distributable cash flow before certain items of $366 million, up 13 percent from $324 million for the comparable period in 2011.  Distributable cash flow per unit before certain items was $1.07 compared to $1.01 for the second quarter last year.  Second quarter net income before certain items was $467 million compared to $393 million for the same period in 2011.  Including certain items, net income was $159 million compared to $232 million for the second quarter last year.  Certain items for the second quarter totaled a net loss of $308 million versus a net loss of $161 million for the same period last year.
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For the first six months of the year, distributable cash flow before certain items was $828 million, up 17 percent from $706 million for the comparable period in 2011.  Distributable cash flow per unit before certain items was $2.44 compared to $2.21 for the same period last year.  Net income before certain items was $1.0 billion compared to $0.8 billion for the first two quarters of 2011.  Including certain items, net income was $367 million versus $573 million for the same period last year.  Certain items for the first six months of the year totaled a net loss of $634 million versus a net loss of $244 million for the comparable period in 2011.  The loss due to certain items for both the first and second quarters was primarily attributable to the re-measurement of discontinued operations to fair value related to the KMP assets to be divested in order to obtain Federal Trade Commission (FTC) approval for Kinder Morgan, Inc.’s acquisition of El Paso.
Overview of Business Segments
The Products Pipelines business produced second quarter segment earnings before DD&A and certain items of $166 million versus $175 million for the comparable period in 2011.  This segment currently is expected to end the year slightly below its published annual budget of 6 percent growth.
“Highlights in the second quarter included improved earnings compared to the same period last year from Plantation (higher tariffs and an increase in gasoline and diesel volumes) and Cochin (higher volumes),” Kinder said.  “Products Pipelines also benefited from a 27 percent increase in NGL volumes on Cochin and Cypress compared to the second quarter of 2011.”  The decline in segment earnings compared to the same period last year was primarily due to lower Federal Regulatory Commission (FERC) and California Public Utilities Commission rates on the Pacific system, and lower volumes on both Pacific (high retail prices and sluggish economic recovery) and CALNEV (competing pipeline).
Total refined products volumes decreased 0.9 percent compared to the second quarter of 2011.  Overall segment gasoline volumes (including transported ethanol on the Central Florida Pipeline) were flat compared to the second quarter of 2011, but up 3 percent on Plantation which benefited from allocations on a competing pipeline.  Segment diesel volumes declined 2.9 percent versus the same period last year with lower volumes on each pipeline except for Plantation, which was up 2.7 percent due to recent modifications at the Collins, Miss., terminal that allow for biodiesel blending services.  Segment jet fuel volumes were down 1.4 percent across the system compared to the second quarter of 2011, due primarily to a shift of volumes from Plantation to a
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competing carrier.  Jet fuel volumes were up on both Pacific (3.3 percent) and CALNEV (5 percent) due to increased commercial traffic at the San Francisco and Las Vegas airports and strong military volumes.
The Products Pipelines segment handled 8.2 million barrels of biofuels (ethanol and biodiesel) in the second quarter, up 4.6 percent from the same period a year ago.  Once again this segment realized significant growth in biodiesel barrels stored and blended, and continues to make investments in assets across its operations to accommodate more biofuels.
The Natural Gas Pipelines business produced second quarter segment earnings before DD&A and certain items of $238 million, up 25 percent from $191 million for the comparable period in 2011, and is currently expected to exceed its published annual budget of 19 percent growth due to the drop downs, as described below.
“Growth in the second quarter compared to the same period last year was driven by our purchase of Petrohawk’s 50 percent interest in KinderHawk (effective July 1, 2011), improved earnings at the Fayetteville Express Pipeline (while full service began Jan. 1, 2011, contracts were still ramping up during the first half of last year) and good results at Kinder Morgan Treating, which benefited from the SouthTex acquisition in December 2011 and subsequent strong plant sales,” Kinder said.  EagleHawk and Eagle Ford Gathering also contributed to growth in the quarter.  The Texas intrastate pipeline system was impacted by lower sales margins, most of which was offset by strong transport volumes and higher storage revenues.
Overall segment transport volumes were up 6 percent in the second quarter versus the same period last year attributable to higher volumes on Fayetteville Express and solid transport volumes on the Texas intrastate pipeline system, due in part to Eagle Ford Gathering volumes.  Sales volumes on the Texas intrastates were up 12 percent compared to the second quarter of 2011.
The CO2 business produced second quarter segment earnings before DD&A and certain items of $320 million, up 19 percent from $268 million for the same period in 2011.  Given the decline in NGL prices, this segment currently is expected to finish the year modestly below its published annual budget of 26 percent growth.
“Growth in the second quarter compared to the same period last year was attributable primarily to higher oil prices, increased production at the Katz Field and another record NGL production quarter at the Snyder Gasoline Plant,” Kinder said.  “This segment’s results were
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impacted by significantly lower NGL prices, which are now projected to be about 23 percent lower for the full year than was assumed when the 2012 budget was developed.”  CO2 production was slightly lower than in the second quarter of 2011, but as has been noted previously, strong demand for CO2 has created significant expansion opportunities for this segment, some of which are detailed in the other news section of this release.
The Snyder Gasoline Plant set a fourth consecutive quarterly NGL production record, producing gross volumes of 19 thousand barrels per day (MBbl/d), up 8 percent from 17.6 MBbl/d for the second quarter of 2011.  May was also a record month at the facility, with NGL production of 19.8 MBbl/d.
Oil production was flat at the SACROC Unit compared to the second quarter of 2011 at 28.4 MBbl/d, but significantly higher than in the first quarter this year, increasing by 1.6 MBbl/d, and above plan.  SACROC production is expected to be slightly ahead of plan for the rest of the year.  Production continued to be relatively stable at the Yates Field during the second quarter versus the same period last year (20.8 MBbl/d versus 21.8 MBbl/d), although slightly below plan.  At the Katz Field, production continued to ramp up substantially in the second quarter versus the comparable period a year ago (1.8 MBbl/d versus 0.3 MBbl/d), but remains below plan.  The average West Texas Intermediate (WTI) crude oil price for the second quarter was $93.08 per barrel compared to the approximately $93.75 per barrel that was assumed when the company developed its 2012 budget.
This segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel for the quarter, with all hedges allocated to oil, was $85.96 versus $69.37 for the second quarter of 2011.  The realized weighted average NGL price per barrel for the second quarter, allocating none of the hedges to NGLs, was $49.44 compared to $66.67 for the same period last year.
The Terminals business produced second quarter segment earnings before DD&A and certain items of $183 million, up 11 percent from $166 million for the comparable period in 2011, and is currently expected to meet or exceed its published annual budget of 8 percent growth.
Approximately 80 percent of the second quarter growth in this segment was driven by organic sources compared to the same period last year, with the remainder coming from
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acquisitions.  “Internal growth was led again by strong export coal volumes across our network and another record quarter for throughput at Pier IX in Virginia,” Kinder said.  “Total tonnage was up nearly 12 percent compared to the second quarter of 2011 at our coal handling facilities due to strong export demand, which was offset somewhat by the continuing decline in domestic volumes.”  Increased liquids volumes at our facilities on the Gulf Coast and in the Northeast, attributable to incremental tank capacity and throughput, along with higher petcoke volumes, also contributed to this segment’s growth.
Acquisitions that contributed to growth versus the second quarter last year included the purchase of the Port Arthur, Texas, terminal in June 2011 that handles petcoke for the Total refinery, and an additional equity investment in December of 2011 in Watco Companies, which owns the largest privately held short line railroad business in the United States.
In the second quarter, this segment handled 16.3 million barrels of ethanol, up 20 percent compared to the same period last year.  Combined, the terminals and products pipelines business segments handled about 24.1 million barrels of ethanol compared to 21.3 million barrels in the second quarter of 2011.  KMP continues to handle approximately 30 percent of the ethanol used in the United States.
Kinder Morgan Canada produced second quarter segment earnings before DD&A and certain items of $52 million (unchanged from the same period in 2011) and currently is expected to slightly exceed its published annual budget of 1 percent growth.
“Highlights in the second quarter compared to the same period last year included the new toll agreement on the Trans Mountain pipeline system, strong throughput on Trans Mountain and at the Westridge Terminal, and good results from the Express-Platte Pipeline,” Kinder said.  Trans Mountain volumes increased compared to second quarter last year due to a regulator imposed pressure restriction in 2011 that has now been lifted.
2012 Outlook
As previously announced, KMP expects to declare cash distributions of $4.98 per unit for 2012, an 8 percent increase over the $4.61 it distributed for 2011.  Due to deteriorating NGL prices, KMP now expects to generate distributable cash flow essentially equivalent to its distributions.  Excluding the drop down transactions discussed below, and expansion projects associated with those assets, KMP now expects to invest approximately $2.2 billion in expansions (including
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contributions to joint ventures) and acquisitions for 2012.  Over $490 million of the equity required for this investment program is expected to be funded by Kinder Morgan Management, LLC (NYSE: KMR) dividends.
KMP’s budget assumed an average WTI crude oil price of approximately $93.75 per barrel in 2012, which approximated the forward curve at the time the budget was prepared.  The overwhelming majority of cash generated by KMP’s assets is fee based and is not sensitive to commodity prices.  In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids.  For 2012, the company expects that every $1 change in the average WTI crude oil price per barrel will impact the CO2 segment by approximately $6 million, or slightly over 0.1 percent of KMP’s combined business segments’ anticipated segment earnings before DD&A.
KMR also expects to declare distributions of $4.98 per share for 2012.
Impact of El Paso Corporation Acquisition on KMP
KMI reached an agreement with Federal Trade Commission (FTC) staff to divest certain KMP assets in order to receive regulatory approval of its acquisition of El Paso.  KMI has agreed to sell Kinder Morgan Interstate Gas Transmission, Trailblazer Pipeline Company, its Casper-Douglas natural gas processing and West Frenchie Draw treating facilities in Wyoming, and the company’s 50 percent interest in the Rockies Express Pipeline.  As previously announced, KMI will offer to sell (drop down) all of Tennessee Gas Pipeline and 50 percent of the El Paso Natural Gas pipeline to KMP to replace the divested assets.  The company expects the divestitures and the drop downs to close in the third quarter this year.  It is expected that the combination of the divestitures and the dropdowns will be slightly accretive to KMP’s distributable cash flow in 2012 and nicely accretive thereafter.
Other News
Products Pipelines

•
KMP placed its crude and condensate pipeline in service in June and the pipeline is now available to transport volumes from the Eagle Ford Shale to the Houston Ship Channel.  The approximately $213 million pipeline, which has a capacity of 300,000 barrels per day (bpd), was completed on time and under budget and is supported by long-term contractual commitments.  The pipeline, which is comprised of 65 miles of new-build construction and 109 miles of converted natural gas pipeline, delivers product to multiple terminaling facilities that provide access to local refineries, petrochemical plants and docks on the Texas Gulf Coast.

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•
The Cochin Pipeline began transporting an ethane-propane (E/P) mix from Iowa City, Iowa, to the International Boundary near Detroit, Mich., in June.  From Detroit, Cochin transports the mix to Windsor, Ontario, for delivery to storage facilities in Sarnia, Ontario.  The company currently has the capability to deliver up to 30,000 bpd of the E/P mix and expects to increase the line’s capacity for E/P to 50,000 bpd this month.

•
Upon issuance of a federal permit, which is expected this month, the approximately$220 million Parkway Pipeline will begin construction as planned in August.  A joint venture with Valero, the 141-mile, 16-inch-diameter pipeline will transport gasoline and diesel fuel from Valero’s refinery in Norco, La., to an existing petroleum transportation hub in Collins, Miss., which is owned by Plantation Pipe Line Company.  The pipeline will have an initial capacity of 110,000 bpd (expandable to 200,000 bpd) and is projected to be in service by mid-2013.

•
KMP completed a successful binding open season for its Cochin Pipeline Reversal Project, which will allow the company to offer a new service to move light condensate from Kankakee County, Ill., to existing terminal facilities near Fort Saskatchewan, Alberta.  The company received more than 100,000 bpd of binding commitments for a minimum 10-year term.  The approximately $260 million project involves modifying the western leg of the Cochin Pipeline to reverse the direction of product flow to Fort Saskatchewan from a  point of interconnection with Explorer Pipeline Company’s pipeline in Kankakee County, where Cochin will build a 1 million barrel tank farm and associated piping.  Subject to the timely receipt of necessary regulatory approvals, light condensate shipments could begin as early as July 1, 2014.

•
KMP is building a petroleum condensate processing facility near its Galena Park terminal on the Houston Ship Channel.  The approximately $200 million facility will split condensate into various components such as light and heavy naphthas, kerosene and gas oil.  Supported by a long-term, fee-based contract with BP North America, the plant will have an initial throughput capacity of 50,000 bpd, which can be expanded up to 100,000 bpd.  The facility is expected to be in service in the first quarter of 2014.

•
KMP entered into a purchase and sales agreement with Lincoln Energy Solutions to acquire a biofuels transload terminal in Belton, S.C.  The terminal, which currently handles only ethanol unit train operations, will also begin biodiesel handling operations when the transaction closes in August.  The 38-acre facility has 45,000 barrels of storage capacity, a three bay truck rack, rail receipt capabilities for more than 200 cars, and is adjacent to both Belton terminals and the Plantation and Colonial pipelines.

Natural Gas Pipelines

•
In June, KMP purchased a 50 percent interest in a joint venture that owns the Altamont gathering, processing and treating assets (Uinta Basin in Utah) and the Camino Real Gathering System (Eagle Ford Shale in Texas) from Kohlberg Kravis Roberts & Co. (KKR) for $300 million in KMP common units.  The other 50 percent interest in the joint venture is now owned by KMI as a result of the El Paso acquisition.  It is anticipated that KMI’s 50 percent interest will be offered to KMP in a future drop down transaction.

•
Eagle Ford Gathering, a joint venture between KMP and Copano Energy in south Texas, executed a gas service agreement with Swift Energy for 20,000 MMBtu/d effective June 1, 2012.  The firm volume ramps up to 48,000 MMBtu/d, then gradually back to 20,000 MMBtu/d over the term of the agreement.

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As noted earlier in this release and previously announced, Tennessee Gas Pipeline (TGP) and a portion of El Paso Natural Gas (EPNG) are expected to be dropped down to KMP in the third quarter.  These assets currently reside at KMI, but since they will be dropped down to KMP soon, their projects are shown in this release.

•
TGP executed 15-year transportation agreements with two major producers for a total of 310,000 dekatherms per day to begin in mid-2013.  A new interconnect for volumes associated with this transaction will be built and located near the Carroll /Columbiana County border in Ohio.

•
TGP's Northeast Supply Diversification Project will provide a bi-direction meter on the Niagra Spur with about 6 miles of looping on TGP's system to create an additional 250,000 MMBtu/d of capacity.  This project has received its FERC certificate and has a projected in-service date of Nov. 1, 2012.  The approximately $57 million project is fully subscribed.

•
TGP’s Northeast Upgrade Project has received its FERC certificate and will boost capacity by 636,000 MMBtu/d.  This approximately $440 million project will provide for additional capacity out of the prolific Marcellus Shale area of the United States.  The project is fully subscribed and has a targeted in-service date of Nov. 1, 2013.

•
The Marcellus Pooling Project will include 7.9 miles of 30-inch loop and piping modifications to provide 240,000 MMBtu/d of capacity from the Marcellus Shale, backhauling down TGP’s system to serve markets along the path.  TGP has received its environmental assessment and is awaiting FERC authority, which is anticipated by September 2012.  This approximately $88 million project is fully subscribed and expected to be in service in November 2013.

•
In May, EPNG received its FERC determination on the remaining unsettled issues from its 2008 rate case.  Because EPNG had already settled the rate levels from the 2008 case, the FERC determination had limited effect on historical rates.  In June, EPNG received an Administrative Law Judge’s decision related to the 2010 rate case.  While the decision dealt with dozens of issues, EPNG’s position was upheld on several large matters.  EPNG does not have to change rates based on the judge’s decision and, instead, will wait for final action from FERC.  EPNG is in the process of filing a response to the law judge’s findings and expects the FERC to act upon the judge’s decision in mid to late 2013.  EPNG is fully reserved for the impact of the judge’s decision.

•
EPNG plans to invest approximately $22 million to modify its existing pipeline system and install new facilities in Cochise County, Ariz.  The project will expand the capacity of the Willcox Lateral by 185,000 MMBtu/d and provide natural gas to new power plants being built in Mexico.  EPNG anticipates an in-service date of April 2013.

CO2

•
To help meet increasing CO2 demand, KMP continues to make progress on its previously announced $255 million expansion of its Doe Canyon Unit CO2 source field in southwestern Colorado, which will increase capacity from 105 MMcf/d to 170 MMcf/d.  In June, the company began construction on both primary and booster compression.  The primary compression is expected to be in service in the fourth quarter of 2013 and the booster compression is targeted to be completed in the second quarter of 2014.  KMP also plans to drill 19 more wells during the next 10 years, which will increase production from 105 MMcf/d to 170 MMcf/d.

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•
Kinder Morgan increased its quarterly oil production at its Katz Field in the Permian Basin from 1.5 MBbl/d in the first quarter to 1.8 MBbl/d in the second quarter, aided by the activation of three additional patterns.  The new patterns are part of the company’s $230 million project to unlock an incremental 25 million barrels of oil to be produced over the next 15 to 20 years at the Katz field.

•
In January, Kinder Morgan closed on a transaction to acquire the St. Johns CO2 source field and related assets in Apache County, Ariz., and Catron County, N.M.  Expected CO2 production from St. Johns would be transported to the Permian Basin for use by customers in tertiary recovery.  Well testing and predevelopment activities are underway for this potential new source field.

Terminals

KMP is experiencing strong demand for liquids storage capacity and coal exports in its terminal business.  The company currently has more than $1.3 billion of approved major projects in this segment.  Almost $800 million will be spent on three liquids projects (BOSTCO, Edmonton South and Galena Park) and over $400 million will be invested to expand coal facilities along the Gulf and East coasts.

•
KMP has entered into a new long-term contract with Peabody Energy and a previously announced long-term throughput agreement with Arch Coal.  Under the new agreement, Peabody will gain additional access to export coal at the company’s Houston Bulk and Deepwater terminals near Houston, and at its International Marine Terminal in Myrtle Grove, La.  Following completion of these projects, Kinder Morgan’s Gulf Coast terminal network will have export coal capacity of approximately 27 million short-tons per year.

•
KMP has entered into a long-term commercial agreement with BP North America for 750,000 barrels per day of refined products capacity at its Galena Park Terminal on the Houston Ship Channel.  KMP will invest approximately $75 million to construct five new tanks, which will provide storage for BP’s product that will be processed at the condensate splitter that KMP’s Products Pipelines business segment is currently building near the Galena Park facility.

•
Construction continues on the approximately $430 million Battleground Oil Specialty Terminal (BOSTCO) located on the Houston Ship Channel.  The first phase of the project includes construction of 52 storage tanks that will have a capacity of 6.6 million barrels for handling residual fuels and other black oil terminal services.  Terminal service agreements or letters of intent have been executed with customers for almost all of the capacity.  Commercial operations are expected to begin in the third quarter of 2013.

•
In April, construction began on Trans Mountain pipeline’s Edmonton terminal expansion in Strathcona County, Alberta.  The approximately $284 million project entails building 3.6 million barrels of new merchant and system tank storage and is expected to be fully completed in December 2013.  The project is underpinned by long-term commercial agreements with major Canadian producers.  Kinder Morgan is currently in discussions with other companies for further expansion that would ultimately allow for over 6 million barrels of dedicated storage at the terminal.

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Kinder Morgan Canada

•
In the second quarter, KMP confirmed binding commercial support for its proposed expansion of the Trans Mountain pipeline system.  Nine companies in the Canadian producing and oil marketing business signed 20-year contracts following an open season for approximately 10,000 bpd of capacity in support of the expansion.  Trans Mountain has filed an application seeking National Energy Board (NEB) approval of the contract terms and toll structure that would be implemented under the expansion.  The proposed $4.1 billion expansion would increase capacity on Trans Mountain from 300,000 bpd to 750,000 bpd.  The company expects to file a “Facilities Application” with the NEB in late 2013, which will ask for authorization to build and operate the necessary facilities for the expansion.  This filing will initiate a comprehensive regulatory and public review of the proposed expansion.  If the application is approved, construction is currently forecast to commence in 2015 or 2016 with the proposed project operating in 2017.  Beginning this summer, Kinder Morgan Canada is committed to an 18 to 24 month inclusive, extensive and thorough engagement on all aspects of the project with local communities along the proposed route and marine corridor, including First Nations and Aboriginal groups, environmental organizations and all other interested parties.

Financings

•
KMP sold common units valued at approximately $154 million under its at-the-market program during the second quarter, bringing the total to about $278 million through the first six months of the year.  In addition, the company issued approximately $300 million in KMP units in its acquisition of midstream assets from KKR in June.

Kinder Morgan Management, LLC
Shareholders of KMR will also receive a $1.23 distribution ($4.92 annualized) payable on Aug. 14, 2012, to shareholders of record as of July 31, 2012.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company and one of the largest publicly traded pipeline limited partnerships in America.  It owns an interest in or operates approximately 29,000 miles of pipelines and 180 terminals.  The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI).  Kinder Morgan is the largest midstream and the fourth largest energy company in North America with a combined enterprise value of approximately $100 billion.  It owns an interest in or operates approximately 75,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.  KMI owns the
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general partner interest of KMP and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP, Kinder Morgan Management, LLC (NYSE: KMR) and EPB.  For more information please visit www.kindermorgan.com.
Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, July 18, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

CONTACTS
Larry Pierce Media Relations (713) 369-9407 larry_pierce@kindermorgan.com	Mindy Thornock Investor Relations (713) 369-9490 mindy_thornock@kindermorgan.com www.kindermorgan.com

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.  Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).  The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express, Midcontinent Express, Fayetteville Express, KinderHawk through second quarter 2011, EagleHawk, Eagle Ford, Red Cedar, Cypress and EP Midstream Investment Co., LLC, our equity method investees, less equity earnings plus cash distributions received for Express and Endeavor, additional equity investees.  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example,
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 goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business.  We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Segment earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to segment earnings before DD&A and certain items.  Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.  In addition, segment earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure.  Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools.  You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies.  Segment earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011

Revenues	$1,852	$1,938	$3,700	$3,855

Costs, expenses and other
Operating expenses	960	1,311	1,846	2,400
Depreciation, depletion and amortization	248	223	487	438
General and administrative	98	98	205	287
Taxes, other than income taxes	51	50	101	96
Other expense (income)	(20)	(14)	(20)	(14)
	1,337	1,668	2,619	3,207
Operating income	515	270	1,081	648

Other income (expense)
Earnings from equity investments	67	56	132	103
Amortization of excess cost of equity investments	(2)	(2)	(4)	(3)
Interest, net	(137)	(124)	(272)	(252)
Other, net	9	7	10	8

Income before income taxes	452	207	947	504

Income taxes	(14)	(15)	(29)	(21)

Income from continuing operations	438	192	918	483

Income from discontinued operations	48	40	98	90
Loss on remeasurement of discontinued operations to fair value	(327)	-	(649)	-
(Loss) income from discontinued operations	(279)	40	(551)	90

Net income	159	232	367	573

Net income attributable to Noncontrolling Interests	(6)	(2)	(8)	(5)

Net income attributable to KMP	$153	$230	$359	$568

Calculation of Limited Partners’ interest in Net Income (loss) attributable to KMP
Income from continuing operations attributable to KMP	$429	$191	$904	$479
Less: General Partner’s interest	(336)	(292)	(657)	(572)
Limited Partners’ interest	93	(101)	247	(93)
Add: Limited Partners’ interest in discontinued operations	(274)	39	(540)	88
Limited Partners’ interest in net income	$(181)	$(62)	$(293)	$(5)

Limited Partners’ net income (loss) per unit
Income from continuing operations	$0.27	$(0.31)	$0.73	$(0.29)
Income (loss) from discontinued operations	$(0.80)	$0.12	$(1.59)	$0.27
Net income (loss)	$(0.53)	$(0.19)	$(0.86)	$(0.02)
Weighted average units outstanding	$342	$321	$340	$319

Declared distribution / unit	$1.23	$1.15	$2.43	$2.29

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$166	$21	$342	$201
Natural Gas Pipelines	190	135	412	301
CO2	327	266	661	528
Terminals	195	171	382	345
Kinder Morgan Canada	52	54	102	102
	$930	$647	$1,899	$1,477

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011

Segment earnings before DD&A and amortization of excess investments (1)
Products Pipelines	$166	$175	$342	$355
Natural Gas Pipelines (2)	238	191	517	414
CO2	320	268	657	526
Terminals	183	166	370	336
Kinder Morgan Canada	52	52	102	100
Total	$959	$852	$1,988	$1,731

Segment DD&A and amortization of excess investments
Products Pipelines	$29	$27	$58	$54
Natural Gas Pipelines (3)	44	32	94	64
CO2	112	110	216	213
Terminals	51	48	102	95
Kinder Morgan Canada	14	14	28	28
Total	$250	$231	$498	$454

Segment earnings contribution
Products Pipelines (1)	$137	$148	$284	$301
Natural Gas Pipelines (1)	194	159	423	350
CO2 (1)	208	158	441	313
Terminals (1)	132	118	268	241
Kinder Morgan Canada (1)	38	38	74	72
General and administrative (1) (4)	(101)	(99)	(209)	(199)
Interest, net (1) (5)	(141)	(129)	(280)	(261)
Net income before certain items	467	393	1,001	817
Certain items
Loss on remeasurement of discontinued operations to fair value	(327)	-	(649)	-
Allocated non-cash compensation	-	-	-	(85)
Acquisition costs (6)	-	-	-	(1)
Legal expenses (7)	-	(1)	-	(2)
Legal reserves (8)	-	(165)	-	(165)
Mark to market and ineffectiveness of certain hedges (9)	-	(2)	(3)	2
Insurance deductible, casualty losses and reimbursements (10)	12	4	12	2
Gain (loss) on sale of assets and asset disposition expenses (11)	7	13	7	15
Prior period asset write-off (12)	-	(10)	-	(10)
Other (13)	-	-	(1)	-
Sub-total certain items	(308)	(161)	(634)	(244)
Net income	$159	$232	$367	$573
Less: General Partner’s interest in net income (14)	(334)	(292)	(652)	(573)
Less: Noncontrolling Interests in net income	(6)	(2)	(8)	(5)
Limited Partners’ net income (loss)	$(181)	$(62)	$(293)	$(5)

Net income before certain items	467	393	1,001	817
Less: Noncontrolling Interest before certain items	(5)	(4)	(11)	(9)
Net income attributable to KMP before certain items	$462	$389	$990	$808
Less: General Partner’s interest in net income before certain items (14)	(337)	(294)	(658)	(575)
Limited Partners’ net income before certain items	125	95	332	233
Depreciation, depletion and amortization (15)	292	275	582	542
Book (cash) taxes - net	(2)	-	7	10
Express & Endeavor contribution	3	3	3	6
Sustaining capital expenditures (16)	(52)	(49)	(96)	(85)
DCF before certain items	$366	$324	$828	$706

Net income / unit before certain items	$0.37	$0.30	$0.98	$0.73
DCF / unit before certain items	$1.07	$1.01	$2.44	$2.21
Weighted average units outstanding	342	321	340	319

____________
Notes ($ million)
(1)	Excludes certain items:
2Q 2011 - Products Pipelines $(154), Natural Gas Pipelines $(10), CO2 $(2), Terminals $5, KMC $2, general and administrative expense $(2)
YTD 2011 - Products Pipelines $(154), Natural Gas Pipelines $(10), CO2 $2, Terminals $9, KMC $2, general and administrative expense $(93)
2Q 2012 - CO2 $7, Terminals $12
YTD 2012 - CO2 $4, Terminals $12, general and administrative expense $(1)
(2)	Includes $46 in 2Q 2011 and $103 YTD 2011, and $48 in 2Q 2012 and $105 YTD 2012 related to assets classified for GAAP purposes as discontinued operations.
(3)	Includes $6 in 2Q 2011 and $13 YTD 2011, and $7 in 2Q 2012 and $7 YTD 2012 of DD&A expense related to assets classified for GAAP purposes as discontinued operations.
(4)	General and administrative expense includes income tax that is not allocable to the segments: 2Q 2011 - $2, YTD 2011 - $5, 2Q 2012 - $3, YTD 2012 - $5
(5)	Interest expense excludes interest income that is allocable to the segments: 2Q 2011 - $5, YTD 2011 - $9, 2Q 2012 - $4, YTD 2012 - $8
(6)	Acquisition expense items related to closed acquisitions previously capitalized under prior accounting standards.
(7)	Legal expenses associated with Certain Items such as legal settlements and pipeline failures.
(8)	Legal reserve adjustments related to the rate case litigation of west coast Products Pipelines.
(9)	Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction.
(10)	Insurance deductible, write-off of assets, expenses and insurance reimbursements related to casualty losses.
(11)	Gain or loss on sale of assets and expenses related to the preparation of assets for sale.
(12)	Natural Gas Pipelines write-off of receivable for fuel under-collected prior to 2011.
(13)	Imputed interest on Cochin acquisition, FX gain on Cochin note payable, Terminals severance and overhead credit on certain items capex.
(14)	General Partner's interest in net income reflects a reduction for the KinderHawk acquisition GP incentive giveback of $7 in 2Q and $14 YTD 2011, and $7 in 2Q and $13 YTD 2012.
(15)
Includes Kinder Morgan Energy Partner's (KMP) share of Rockies Express (REX), Midcontinent Express (MEP), Fayetteville Express (FEP), KinderHawk (2011), Cypress, EagleHawk, Eagle Ford (2012), Midstream (2012), and Red Cedar DD&A: 2Q 2011 - $44, YTD 2011 - $88, and 2Q 2012 - $42, YTD 2012 - $84.

(16)	Includes KMP share of REX, MEP, FEP, Cypress, EagleHawk, Eagle Ford, and Red Cedar sustaining capital expenditures: 2Q 2011 - $2, YTD 2011 - $3, and 2Q 2012 - $3, YTD 2012 - $5.

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (1)	68.8	69.5	133.0	135.1
Diesel	26.6	27.9	51.1	53.1
Jet Fuel	23.0	22.4	43.8	42.3
Sub-Total Refined Product Volumes - excluding Plantation	118.4	119.8	227.9	230.5
Plantation (MMBbl)
Gasoline	30.9	30.1	61.8	60.4
Diesel	9.2	9.0	18.3	20.4
Jet Fuel	5.8	6.8	11.9	12.5
Sub-Total Refined Product Volumes - Plantation	45.9	45.9	92.0	93.3
Total (MMBbl)
Gasoline (1)	99.7	99.6	194.8	195.5
Diesel	35.8	36.9	69.4	73.5
Jet Fuel	28.8	29.2	55.7	54.8
Total Refined Product Volumes	164.3	165.7	319.9	323.8
NGLs (2)	7.2	5.6	14.6	12.2
Total Delivery Volumes (MMBbl)	171.5	171.3	334.5	336.0
Ethanol (MMBbl) (3)	7.8	7.7	15.1	15.0

Natural Gas Pipelines (4)
Transport Volumes (Bcf)	795.3	749.9	1,531.3	1,457.6
Sales Volumes (Bcf)	215.6	192.4	428.4	383.6

CO2
Southwest Colorado Production - Gross (Bcf/d) (5)	1.2	1.3	1.2	1.3
Southwest Colorado Production - Net (Bcf/d) (5)	0.5	0.5	0.5	0.5
Sacroc Oil Production - Gross (MBbl/d) (6)	28.4	28.4	27.6	28.6
Sacroc Oil Production - Net (MBbl/d) (7)	23.6	23.7	23.0	23.9
Yates Oil Production - Gross (MBbl/d) (6)	20.8	21.8	21.0	21.8
Yates Oil Production - Net (MBbl/d) (7)	9.2	9.7	9.3	9.7
Katz Oil Production - Gross (MBbl/d) (6)	1.8	0.3	1.6	0.2
Katz Oil Production - Net (MBbl/d) (7)	1.5	0.2	1.4	0.2
NGL Sales Volumes (MBbl/d) (8)	9.5	8.4	9.3	8.3
Realized Weighted Average Oil Price per Bbl (9) (10)	$85.96	$69.37	$88.25	$69.07
Realized Weighted Average NGL Price per Bbl (10)	$49.44	$66.67	$55.22	$63.83

Terminals
Liquids Leasable Capacity (MMBbl)	60.2	58.8	60.2	58.8
Liquids Utilization %	93.0%	92.6%	93.0%	92.6%
Bulk Transload Tonnage (MMtons) (11)	25.9	24.8	50.2	48.1
Ethanol (MMBbl)	16.3	13.6	34.2	29.3

Trans Mountain (MMbbls - mainline throughput)	26.9	22.9	51.8	49.6
____________
(1)	Gasoline volumes include ethanol pipeline volumes.
(2)	Includes Cochin and Cypress.
(3)	Total ethanol handled including pipeline volumes included in gasoline volumes above.
(4)	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado, REX, MEP, KMLA, and FEP pipeline volumes.
(5)	Includes McElmo Dome and Doe Canyon sales volumes.
(6)	Represents 100% production from the field.
(7)	Represents KMP’s net share of the production from the field.
(8)	Net to KMP.
(9)	Includes all KMP crude oil properties.
(10)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.
(11)	Includes KMP’s share of Joint Venture tonnage.

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	June 30, 2012	December 31, 2011
ASSETS

Cash and cash equivalents	$522	$409
Other current assets (1)	3,155	1,167
Property, plant and equipment, net	15,130	15,596
Investments	2,087	3,346
Goodwill, deferred charges and other assets	3,520	3,585
TOTAL ASSETS	$24,414	$24,103

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Notes payable and current maturities of long-term debt	$979	$1,638
Other current liabilities (1)	1,502	1,481
Long-term debt	12,154	11,159
Debt fair value adjustments	1,136	1,079
Other	1,076	1,142
Total liabilities	16,847	16,499

Partners’ capital
Accumulated other comprehensive income	207	3
Other partners’ capital	7,248	7,505
Total KMP partners’ capital	7,455	7,508
Noncontrolling interests	112	96
Total partners’ capital	7,567	7,604
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$24,414	$24,103

Total Debt, net of cash and cash equivalents, and excluding the debt fair value adjustments	$12,611	$12,388

Segment earnings before DD&A and certain items	$4,064	$3,810
G&A	(398)	(388)
Income Taxes	55	55
EBITDA (2) (3)	$3,721	$3,477

Debt to EBITDA	3.4	3.6

____________
(1)	Includes assets / liabilities held for sale
(2)	EBITDA is last twelve months
(3)	EBITDA includes add back of KMP's share of REX, MEP, FEP, KinderHawk (through 2Q 2011), Cypress, EagleHawk, Eagle Ford (beginning 2012), Red Cedar, and Midstream (beginning 2Q 2012) DD&A.